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                                                                     EXHIBIT 5.1

                                     WALKERS
                                ATTORNEYS-AT-LAW

                          P.O. Box 265GT, Walker House,
                          Grand Cayman, Cayman Islands
                   Tel: (345) 949-0100    Fax: (345) 949-7886
                             Email: walker@candw.ky




TRANSOCEAN OFFSHORE INC.
4 GREENWAY PLAZA
HOUSTON, TEXAS 77046
UNITED STATES OF AMERICA

                                                                October 25, 1999

Gentlemen,

VALIDITY OF ISSUE OF ORDINARY SHARES OF TRANSOCEAN OFFSHORE INC. (TO BE RENAMED TRANSOCEAN SEDCO FOREX INC.), A CAYMAN ISLANDS EXEMPTED COMPANY.

We have acted as special Cayman Islands counsel to Transocean Offshore Inc. (to be renamed Transocean Sedco Forex Inc.) a Cayman Islands exempted company ("TRANSOCEAN") in connection with a proposed merger with Sedco Forex Holdings Limited a British Virgin Islands company ("SEDCO FOREX") pursuant to which Sedco Forex will merge with a wholly owned subsidiary of Transocean and when Transocean Offshore Inc. will change its name to Transocean Sedco Forex Inc. (the "MERGER"). The Merger is to be effected pursuant to the terms and provisions of that certain Agreement and Plan of Merger dated July 25, 1999 among Schlumberger Limited, Sedco Forex, Transocean and Transocean SF Limited (the "MERGER AGREEMENT") which is described in the proxy statement/prospectus (the "PROXY STATEMENT/PROSPECTUS") and filed as part of that certain Registration Statement on Form S-4 filed by Transocean with the United States Securities and Exchange Commission (the "SEC") on October 25, 1999 (the "REGISTRATION STATEMENT").

Pursuant to the Merger Agreement and as described in the Proxy
Statement/Prospectus, all of the Sedco Forex shares received in the spin-off, as therein described, will be converted into ordinary shares of a par or nominal value of US $.01 per share of Transocean (the "NEW TRANSOCEAN SHARES") upon completion of the Merger.

We have been asked to provide this legal opinion to you in connection with the filing of the Registration Statement by Transocean and any additional registration statements filed by Transocean pursuant to Rule 462(b) under the Securities Act of 1933, as amended ("462(b) REGISTRATION STATEMENTS"), relating to new Transocean Shares to be issued pursuant to the Merger Agreement.

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.


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We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, we are of the opinion that under the laws of the Cayman Islands:

         Upon consummation of the Merger in accordance with the terms of the Merger Agreement, the new Transocean Shares will be recognized as having been duly authorised, and validly issued, fully paid and non-assessable.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit, the benefit of your legal advisers acting in that capacity in relation to this transaction and the shareholders of Transocean and may not be relied upon by any other person without our prior written consent. This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any related 462(b) Registration Statement. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

                                          Yours faithfully,



                                          /s/ Walkers
                                          WALKERS

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                                   SCHEDULE 1


                           LIST OF DOCUMENTS EXAMINED


1.       The Memorandum and Articles of Association of Transocean.

2. The Resolutions adopted by the Board of Directors of Transocean pursuant to their meeting of July 11, 1999.

3. The Resolutions proposed to be adopted by the shareholders of Transocean at an extraordinary general meeting of Transocean to be held at the shareholders meeting referred to in the Proxy
         Statement/Prospectus.

4. The proxy statement/prospectus contained in the Registration Statement filed with the United States Securities and Exchange Commission on October 25, 1999.

5. Such other documents as we have considered necessary for the purposes of rendering this opinion.

The documents at paragraphs 2 and 3 above are referred to in this opinion as the "RESOLUTIONS".

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                                   SCHEDULE 2


                                   ASSUMPTIONS


The opinions hereinbefore given are based upon the following assumptions insofar as each such assumption may relate to the opinions given:

1. All original documents are authentic, that all signatures and seals are genuine, that all documents purporting to be sealed have been so sealed and that all copies conform to their originals.

2. The Minute Book of Transocean supplied to us on October 24, 1999 by Transocean contain a complete record of the business transacted by it.

3. The corporate records of Transocean supplied to us on October 24, 1999 by Transocean constitute its complete corporate records and that all matters required by law to be recorded therein are so recorded.

4. The shareholders resolutions referred to in paragraph 3 of Schedule 2 shall be duly adopted by the shareholders of Transocean at a duly convened and quorate shareholders meeting of Transocean.

5. From the date of the Resolutions, no corporate or other action has been taken by Transocean to amend, alter or repeal the Resolutions and no corporate or other action has been taken by Transocean in connection with the Merger except as contemplated by the Registration Statement.


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